UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 4, 2011

Allegheny Bancshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

West Virginia	000-50151	22-3888163
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PO Box 487, 300 N Main St, Franklin, West Virginia		26807
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	304-358-2311

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On February 4, 2011, Allegheny Bancshares, Inc. issued a press release announcing results for the year and quarter ended December 31, 20010. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Press Release Dated February 4, 2011

Allegheny Bancshares, Inc. (Allegheny), the parent company of Pendleton Community Bank, is pleased to announce its results of operations for the 4th quarter and year ending December 31, 2010.

Allegheny’s net income for 2010 was $1,984,809 or $2.29 per share. This represents a 7.14% increase in net income over 2009’s level of $1,852,525. It also represents a 7.51% increase in earnings per share over 2009 earnings per share of $2.13. The 4th quarter of 2010 net income was $219,000 down $471,000 (68.26%) over the same period in 2009.

Net interest income grew from $8,486,321 in 2009 to $9,565,877 in 2010, as the bank was able to increase its interest margin primarily through a reduction in its cost of funds. The lower interest rate environment of the last two years has had the effect of decreasing the bank’s cost of deposits from 1.88% in 2009 to 1.43% in 2010 which is a drop of 45 basis points, meanwhile our yields on earning assets dropped from 5.78% in 2009 to 5.57% in 2010, which represents a drop of 21 basis points. While year to date net income is up 7.14%, the decrease in quarter over quarter income during the fourth quarter was a special provision made to the allowance for loan loss during the quarter. Total loan loss provision for 2010 was $1,797,774 compared to $616,649 in 2009 and 4th quarter provision totaled $827,000 in 2010 as compared to $324,000 for 4th quarter 2009. The increased provision expense for the year and 4th quarter was due to the increased delinquency rates the Company is experiencing and reclassification of several large commercial loans to nonperforming during 2010.

Allegheny’s key financial performance indicators continued to be strong considering the economic environment, producing a return on average assets (ROAA) of 0.80% and a return on average equity (ROAE) of 6.94%. These 2010 ratios compare to Allegheny’s 2009 ROAA of 0.81% and 2009 ROAE of 6.54%. Allegheny’s key financial performance indicators continue to be strong and compare favorably with industry and local peer group data.

W.A. (Bill) Loving, President and CEO, indicated he was pleased with 2010’s performance. According to Loving, "The soft economy and current banking environment continues to limit loan demand and growth. While growth has been less than at our historical levels, and thus restricting revenue growth, we have been able to increase operating earnings through continued improvement in our net interest margin and non-interest income categories.
With the continued slowness in the economy, higher delinquencies, and an increase in non-performing loans, we continued to set aside a higher level of loan loss reserves in 2010. The coverage level is higher than historical levels; however, given economic conditions, we believe it a prudent decision to maintain this level of reserves.
As we look to 2011, we believe we should continue to see a strong net interest margin next year; however, recent changes in interchange legislation and other regulatory mandates, could restrict non-interest income and increase the cost of compliance, thereby placing additional pressure on next year’s bottom line.

This press release includes forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Accordingly, actual results may differ materially from anticipated results.
Reference is made to the additional risks and factors described from time to time in Allegheny’s reports and registration statements filed with the Securities and Exchange Commission. Allegheny undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
Pendleton Community Bank, an independent community bank since 1925, currently has five full-service financial centers located in the West Virginia communities of Franklin, Moorefield, Marlinton, Petersburg, and in the Virginia community of Harrisonburg. Allegheny Mortgage Company, a division of Pendleton Community Bank, originates residential mortgage loans and is headquartered in Franklin.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegheny Bancshares, Inc.

February 4, 2011	By:	/s/L. Kirk Billingsley

Name: L. Kirk Billingsley
Title: Chief Financial Officer